Exhibit 99.1

AgriFORCE Signs Definitive Contract to Deploy Its Proprietary Grow House Facility and IP in Barbados for Production of High Value Medical and Agricultural Crops

Grow House expected to generate over $12M¹ of EBITDA per year based on current contracts with potential to expand

December 02, 2021 08:45 ET | Source: Agriforce Growing Systems Ltd.

VANCOUVER, British Columbia, Dec. 02, 2021 (GLOBE NEWSWIRE) — AgriFORCE Growing Systems Ltd. (“the Company”) (NASDAQ: AGRI; AGRIW), an Intellectual Property (IP) -focused AgTech company dedicated to advancing sustainable cultivation and crop processing across multiple platforms, has signed a definitive contract with Humboldt Bliss, Ltd. (“Humboldt”), an agriculture and aquaculture business based in Barbados, West Indies. The contract is for the deployment of the AgriFORCE foundational IP – which includes a proprietary facility design, production and operation technologies and methods, and an automated growing system (the AgriFORCE “Grow House”) for the cultivation and sale of high value medical and agricultural products into the Caribbean and global pharmaceutical and agricultural markets.

Under the terms of the contract, AgriFORCE is responsible for constructing its proprietary facility and providing the full Standard Operating Procedures (SOPs) of the AgriFORCE Grow House and Humboldt is responsible for securing the project’s land as well as operating the facility. Upon production, Humboldt has committed to remit an IP licensing, management services and equipment leasing fee to AgriFORCE for up to 14,300 pounds (6,500 kgs) of high value medical and agricultural crops per year. Based on AgriFORCE’s internal financial modelling and current market index pricing, the Company believes that the contract represents $12.7M of annual recurring EBITDA.1 As the initial contract is for a five-year-term, the Company believes this represents more than $63M in EBITDA1 over the initial term and with two five-year automatic renewals, it anticipates the total contract EBITDA1 could be up to approximately $190 million. The contract will be backed by a rolling $5 million performance bond maintained by Humboldt.

AgriFORCE CEO Ingo Mueller stated: “Finalizing this agreement is exciting, and we are looking forward to deploying our Grow House facility in Barbados. We believe that this facility may generate over $12 million of EBITDA1 per year based on current contracts with the potential to further expand production based upon up to a further 50% of available installed capacity. Moreover, we have a robust sales pipeline and we believe this is only the first of several agreements to roll out our Grow House facilities in the coming months.” He continued: “Like many Caribbean countries, Barbados has a challenging tropical climate and unique soil conditions that make some areas of agriculture such as high value medical and agricultural products a real hurdle to overcome. Our proprietary facility design and automated growing system and methods addresses these issues and provides the ability to grow a range of crops that would be too difficult to grow otherwise.”

The AgriFORCE team sees this finalized agreement as an exceptional opportunity to showcase their IP and to help to create high paying and technical jobs for the people of Barbados, contributing to the country’s economic future. Said Mueller: “We anticipate that along with creating significant cashflow for the Company, this contract will lead other Caribbean countries and countries with tropical climates to appreciate the value of our IP and how we can help contribute to their economies, employment markets and, of course, help to advance agriculture in their regions.”

“The opportunity to use the AgriFORCE IP to grow crops in a sustainable and profitable way in a challenging climate is exciting for the Humboldt team,” says Robin P. Cho, Director from Humboldt. “With the AgriFORCE business model, we are confident that we will quickly produce a strong revenue stream that will contribute directly to the Company’s bottom-line as well as to the country’s domestic and export market. It is a major achievement for everyone involved, especially for Bliss and Barbados.”

1.	All EBITDA information provided in this press release is merely management’s belief as to possible future results. These numbers are not intended as projections and are not intended as an indicator or guarantee of future performance.

	Annual	Initial term (5 years)	Total
	(in US$ ‘000’s)	(in US$ ‘000’s)	(in US$ ‘000’s)
Net income	3,250	16,000	49,000
Depreciation and Amortization	3,200	16,000	48,000
Interest expense	5,000	25,000	75,000
Income tax expense	1,250	6,000	18,500
EBITDA	12,700	63,000	190,500

About Humboldt

Humboldt is an agriculture and aquaculture business based in Barbados, West Indies with deep roots and ties into the Barbadian business landscape. Through its subsidiaries, Humboldt has applied for licensure and entered into various licensing deals, leases, and partnerships in North America and the Caribbean to sell, distribute and cultivate high value medical and agricultural products for Caribbean markets. Humboldt has also entered licensing and partnership deals with a United States based multi-state dispensary operator; Cannabis Global Inc. (OTC: CBGL), a publicly traded company focused on multiple growing verticals within the global cannabis & CBD industry; as well as Honey Vape, a multi-state e-pen manufacturer, to work in partnership in expansion throughout the Caribbean and South America.

About AgriFORCE

Dedicated to providing more sustainable and better quality food, plant-based products and ingredients, pharmaceuticals and nutraceuticals, AgriFORCE Growing Systems Ltd. (NASDAQ: AGRI; AGRIW) is an AgTech company focused on developing and acquiring innovative agriculture IP that changes the way cultivation and crop processing are done. The Company’s vision is to be a leader in delivering plant-based foods and products through advanced and sustainable AgTech solution platforms that make positive change in the world – from seed to table. The AgriFORCE foundational IP – called the AgriFORCE Grow House – includes a proprietary facility design and automated growing system for high-value crops focused on improving the way that controlled-environment agriculture (CEA) is done. The AgriFORCE Grow House was designed to produce in virtually any environmental condition and to optimize crop yields to as near their full genetic potential possible, while using substantially fewer natural resources and eliminating the need for the use of pesticides and/or irradiation. The AgriFORCE goal: Clean. Green. Better. Additional information about AgriFORCE is available at: www.agriforcegs.com.

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This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Statements other than statements of historical facts included in this press release may constitute forward-looking statements and are not guarantees of future performance, condition or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in our filings with the Securities and Exchange Commission and elsewhere. The Company undertakes no duty to update any forward-looking statement made herein. All forward-looking statements speak only as of the date of this press release.

Company Contact:

Ian Pedersen

Tel: (604) 757-0952

Email: ipedersen@agriforcegs.com

Investor Relations:

Crescendo Communications, LLC

David Waldman/Natalya Rudman

Tel: (212) 671-1021

Email: AGRI@crescendo-ir.com